ADDENDUM

         This Addendum is hereby made to that Purchase and Sale Agreement dated November 11, 1997, entered into between E-Z Serve Convenience Stores, Inc. and FFP Operating Partners, L.P., successor in interest to FFP Partners, L.P. Capitalized terms contained in the Purchase and Sale Agreement shall have the same meaning herein. Except as specifically modified herein, the terms of the Purchase and Sale Agreement are ratified and endorsed.

1. The Locations listed on Attachment "A", attached hereto, are added to the Locations which are being sold by Seller and purchased by Buyer. Closing of the purchase and sale shall be on the dates indicated on Attachment "A".

2. The Purchase Price for the Locations listed on Attachment "A" shall be twenty five thousand dollars ($25,000.00) plus the value of merchandise inventory and deli inventory and the cost to Seller of motor vehicle inventory at the respective Locations. The fixed portion of the Purchase Price shall be payable at the rate of eight thousand three hundred thirty-three and 33/100ths dollars ($8,333.33) per Location.

3. In all other respects the sale and purchase of the Locations listed on Attachment "A" shall be governed by the terms and conditions of the Purchase and Sale Agreement.

         In witness whereof, the parties cause this Addendum to be executed effective as of this 28th day of November, 1997


Attest:                                      E-Z Serve Convenience Stores, Inc.



/s/ Terri L. Stromatt                        By /s/John T. Miller
     Asst. Secretary                            Its Senior Vice President



Attest                                       FFP Operating Partners, L.P.


/s/ Steven B. Hawkins                        By /s/Robert J. Byrnes
    Secretary                                   President



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                                 ATTACHMENT "A"



           Location                                       Date of Closing

   3633 - Garden City, Kansas                                12/16/97

   3067 - Pampa, Texas                                       12/10/97

   3070 - Cisco, Texas                                       12/15/97